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                                                                    EXHIBIT 99.1





FLAGSTAR BANCORP CLOSES $600 MILLION SECURITIZATION

Troy, Michigan - December 8, 2005 - Flagstar Bancorp, Inc. (NYSE: FBC) announced today that Flagstar ABS, LLC, a wholly-owned subsidiary of Flagstar Bank, FSB, has issued $600 million aggregate principal amount of asset backed notes (the "Notes") through Flagstar Home Equity Loan Trust 2005-1 (the "Trust"). Flagstar Bank, FSB is a wholly-owned subsidiary of Flagstar Bancorp.

The Notes consist of one class and are backed by the assets of the Trust, which are solely made up of home equity lines of credit originated and serviced by Flagstar Bank, FSB. The interest rate on the Notes is LIBOR plus 0.23%, and the Notes have been rated "AAA" and "Aaa" by Standard & Poor's and Moody's Investors Service, Inc., respectively.

The transaction, which was a private placement to qualified institutional buyers, utilized a pre-funding structure, in which approximately $450 million home equity lines of credit were sold today and approximately $150 million home equity lines of credit will be sold within 90 days.

Mark Hammond, Chief Executive Officer of Flagstar Bancorp, commented "We believe that the successful completion of this transaction is an important step in our efforts to leverage our origination capability and technology platform. Although we have been successful with our historical focus on agency products and growing our portfolio, we believe that our entry into the private securitization market will provide us with expanded opportunities to grow our business. We are an opportunistic seller of assets, and we will continue to securitize HELOCs or other mortgage products when we believe that market conditions are favorable."

This news release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities offered and sold have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Flagstar Bancorp, which has $15.4 billion in total assets, is the largest publicly-held savings bank in the Midwest. Flagstar operates more than 130 banking centers in Michigan, Indiana and Georgia, home loan centers in 24 states and correspondent lending offices across the country. Flagstar is one of the nation's leading originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com.